                                                                 EXHIBIT 99(l)


                BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
                            WASHINGTON, D.C.  20551

                                    FORM 8-K

        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

        Date of Report (Date of Earliest event reported): JUNE 17, 1994

                     UNIVERSITY BANK & TRUST COMPANY
             (Exact name of registrant as specified in its charter)

               CALIFORNIA                                  94-2622607
     (State or other jurisdiction of                     (I.R.S. Employer
     incorporation or organization)                     Identification No.)

     250 LYTTON AVENUE, PALO ALTO, CALIFORNIA                94301
     (Address of principal executive offices)              (Zip code)

     Issuer's telephone number, including area code: (415) 327-0210


                   UNIVERSITY NATIONAL BANK & TRUST COMPANY
        (Former name or former address, if changed since last report)



                   THIS REPORT INCLUDES A TOTAL OF 14 PAGES
                          EXHIBIT INDEX IS ON PAGE 2





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ITEM 5.   OTHER EVENTS

        (a) Effective June 17, 1994, University National Bank & Trust Company ("UNBT") converted into University Bank & Trust Company, a California banking corporation which is a member of the Federa Reserve System, ("Registrant") pursuant to a Plan of Conversion approved by the shareholders of UNBT, resulting in the shareholders of UNBT becoming the shareholders of the Registrant (the "Conversion").

        A summary of the Conversion is set forth a pages 6-15, inclusive of the definitive proxy material of UNBT filed pursuant to Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act"). A copy of pages 6-15, described above, is attached hereto and incorporated herein by reference.

        (b) Prior to the Conversion, the securities of UNBT were registered pursuant to Section 12(g) of the Exchange Act, and the UNBT filed reports required by Section 13 of the Exchange Act with the Office of the Comptroller of the Currency pursuant to Section 12(i) of the Exchange Act.

        As stated in (a), upon consummation of the Conversion, all shareholders of UNBT, other than those electing to exercise dissenters rights, became shareholders of the Registrant on a share for share basis. Accordingly, the securities of Registrant became registered pursuant to Section 12(g) of the Exchange Act as of June 17, 1994.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

EXHIBIT NO.                                                      PAGE
                                                                 ----
(2) Plan of Conversion                                            14





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
                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                        UNIVERSITY BANK & TRUST COMPANY



June 17, 1994     /s/ CARL J. SCHMITT
                      Carl J. Schmitt





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
                                PROPOSAL NO. 1

                        APPROVAL OF PLAN OF CONVERSION

        Provisions of the California Financial Code and regulations of the California Superintendent of Banks (the "Superintendent") allow a national banking association, such as the Bank, to convert into a California licensed bank. The Board of Directors has determined that it is in the best interests of the Bank to undertake such a conversion (the "Conversion"). Following the Conversion, the Bank will be known as University Bank & Trust Company (the "State Bank").

        The Conversion was approved by the Board of Directors of the Bank on August 26, 1993 and requires the approval of the Bank's shareholders, the Superintendent and the Board of Governors of the Federal Reserve System (the "FRB").

        The Bank does not propose to make any changes in the operations or management of the Bank as a result of the Conversion except insofar as may be required from time to time to comply with the requirements of state and federal law and the regulations of the Superintendent or any other applicable regulatory agency promulgated thereunder. The Board of Directors of the State Bank will be identical to the Board of Directors of the Bank, assuming that the Conversion is approved by the shareholders, except that Director Elizabeth Morgenthaler has chosen not to stand for election to the Board of the State Bank.

        The Bank has filed an Application for Conversion (the "Application") with the Superintendent, which has been approved subject to shareholder approval. Approval of the Application by the Superintendent does not constitute a recommendation for or endorsement of the Conversion. As the State Bank, like the Bank, will be a member of the Federal Reserve System, an application for membership in the Federal Reserve System has also been filed with the FRB.

        The Bank anticipates that the Conversion will become effective shortly after the Special Meeting but not later than January 31, 1994.

REASON FOR THE CONVERSION

        The Board of Directors of the Bank has determined that as a California licensed bank which is a member of the Federal Reserve System (a "state member bank"), the State Bank would have greater flexibility with respect to corporate and banking matters, including, but not limited to, branching, operation of a courier service, expansionary procedures such as mergers and acquisitions, and general corporate governance. See "Description of State Bank Capital Stock and Comparison of Rights of Holders of State Bank Common Stock and Bank Common Stock."

        Additionally, the Board of Directors has determined that the Conversion would result in a cost savings to the Bank as yearly assessments and fees imposed by the Office of the Comptroller of the Currency ("OCC"), the Bank's primary regulator, have been consistently higher than those imposed by the Superintendent. For example, while the OCC's annual assessment of the Bank over the past 12 months totalled $93,000, as a California state licensed bank, such assessment would have been $31,000. Also, while the OCC charges $101 per hour for a trust examination, the Superintendent charges $200 per day.

        Accordingly, the Board of Directors deems it to be in the best interests and to the advantage of the Bank and its shareholders to convert from a national banking association to a state member bank.


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
ASPECTS OF THE CONVERSION

        The Plan of Conversion and Exchange of Shares

        A copy of the Plan of Conversion appears as Appendix A to this Proxy Statement. The Plan of Conversion provides that the State Bank will be the legal successor to the Bank for purposes of creditor obligations. The Plan of Conversion sets forth a mechanism by which the outstanding shares of Bank Common Stock will be exchanged on a one-for-one basis for shares of common stock of the State Bank, so that the existing shareholders of the Bank thereafter will be shareholders of the State Bank.

        The Plan of Conversion was submitted to and approved by the Board of Directors of the Bank and must be approved by two-thirds of the outstanding shares of Bank common Stock as a condition of the approval of the Conversion by the Superintendent. The approval of the shareholders of this PROPOSAL NO. 1 will constitute the approval of the Plan of Conversion.

        Articles and Bylaws of the State Bank

Upon conversion to the State Bank, the State Bank will be governed by new Articles of Incorporation and Bylaws, copies of which may be obtained on request of the Bank. The Bank has submitted its proposed Articles of Incorporation and Bylaws to the Superintendent for comment and approval as a part of the Application. The Superintendent may request changes to the proposed Articles of Incorporation or Bylaws. Shareholder approval of this PROPOSAL
NO. 1 will constitute approval of the State Bank's Articles of Incorporation, a copy of which is attached as Exhibit A to the Plan of Conversion, and, to the extent that changes requested by the Superintendent are not material, approval of this PROPOSAL NO. 1 will be deemed to constitute approval of such requested changes.

DISSENTERS' RIGHT OF APPRAISAL

        Shareholders of the Bank who dissent from the Conversion may obtain the rights and remedies of dissenting shareholders by following the procedures set forth in Title 12 United States Code Section 214a(b), set forth in full in Appendix B, hereto.

        IMPORTANT DETAILS CONCERNING THESE PROCEDURES ARE SET FORTH BELOW; FAILURE TO TAKE THESE ACTIONS TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS OF APPRAISAL.

        TO OBTAIN THE RIGHTS OF A DISSENTING SHAREHOLDER, A SHAREHOLDER MUST EITHER (A) VOTE AGAINST THE CONVERSION OR (B) GIVE NOTICE OF HIS OR HER DISSENT IN WRITING TO THE BANK AT OR PRIOR TO THE SPECIAL MEETING. Once a shareholder has taken the foregoing steps, his or her dissenter's rights will be perfected and such shareholder will be entitled to receive the cash value of his or her shares of the Bank Common Stock by following the procedures set forth below.

        Immediately upon the effectiveness of the Conversion, the State Bank will forward to each shareholder who has perfected dissenter's rights a notice stating that the Conversion has been consummated. A form requesting a cash payment for shares of the Bank's Common Stock (the "Cash Payment Request") will accompany the notice and must be signed by the shareholder and promptly returned to the State Bank in order to receive such cash payment.

        DISSENTING SHAREHOLDERS MUST RETURN THE CASH PAYMENT REQUEST FORM TO THE STATE BANK WITHIN THIRTY (30) DAYS OF THE CONSUMMATION OF THE CONVERSION IN ORDER TO RECEIVE THE CASH VALUE OF THEIR SHARES.

        The value of the dissenting shareholders' shares of Bank Common Stock will be determined as of December 20, 1993, the date of the Special Meeting, and the valuation will be made by a committee of three (3) persons, one of whom is elected by the dissenting shareholders, one of whom is elected by the State Bank and the third of whom is appointed by the other two. Should a dissenting shareholder object to this valuation, he or she may appeal to the OCC for a reappraisal within five (5) days of notification of the valuation. Such reappraisal by the OCC will be final and binding upon the dissenting shareholder. The expenses of any such reappraisal will be paid by the State Bank.

        The receipt of a cash payment for dissenting shares will result in recognition of gain or loss for federal income tax purposes by such dissenting shareholders. See "Tax Consequences," herein.

        THE FOREGOING PURPORTS ONLY TO SUMMARIZE A COMPLEX AREA OF LAW AND SHAREHOLDERS CONSIDERING EXERCISING DISSENTERS' RIGHTS SHOULD READ IN FULL APPENDIX B HERETO AND SHOULD CONSULT THEIR OWN LEGAL AND TAX ADVISORS.

DESCRIPTION OF STATE BANK CAPITAL STOCK AND COMPARISION OF RIGHTS OF HOLDERS OF STATE BANK COMMON STOCK AND BANK COMMON STOCK

        Description of State Bank Capital Stock

        The State Bank will be authorized by its Articles of Incorporation to issue Six Million, (6,000,000) shares of common stock, no par value (the "State Bank Common Stock"). The Bank currently is authorized to issue Three Million (3,000,000) shares of Common Stock. The Board of Directors has determined that it is in the best interests of the Bank to increase the number of shares of common stock which the State Bank will be authorized to issue. The Board of Directors of the Bank/State Bank has no present intention to issue additional shares of common stock.1/ As of November 19, 1993, there were 1,343,002 shares of Bank Common Stock issued and outstanding. Also, at November 19, 1993, there were 167,000 shares subject to outstanding options under the Bank's Stock Option Plan and 9,000 shares subject to outstanding options granted under the Bank's Directors' Stock Option Plan, at a exercise prices ranging from $11.25 to $32.50 per share. An additional 6,950 and 11,000 shares of Bank Common Stock have been reserved for future grants of options under the Bank's Stock Option Plan and Directors' Stock Option Plan, respectively, and will be so reserved under State Bank's successor stock option plans.

        The State Bank, like the Bank, will not be authorized to issue shares of preferred stock.

        State Bank Common Stock

        Each holder of State Bank common stock will be entitled to one vote for each share held on all matters to be voted on by shareholders. In any election of directors, each shareholder will have the right to cumulate votes, giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or distributing such number of votes among as many candidates as the shareholder sees fit. Shareholders will have no preemptive rights or other rights to subscribe for additional shares. There will be no conversion rights, redemption rights or sinking fund provisions with respect to shares of State Bank common stock. All of the shares offered in exchange for shares of Bank Common Stock pursuant to the Conversion will, when issued, be fully paid and will not be subject to further calls or assessments, except as set forth in "Assessability of State Bank Common Stock," below.

- ----------------------

        1/ The difference in the par value of the Bank and State Bank common stock is immaterial to the rights of Bank shareholders.

        Subject to the preferential rights, if any, of the holders of outstanding senior securities, the holders of Common Stock are entitled to receive dividends when and as declared by State Bank's Board of Directors out of funds legally available therefor, subject to the restrictions set forth in the California Corporations Code (the "Corporations Code"). For a description the provisions of the Corporations Code and other restrictions with respect to the payment of dividends, see "Comparison of Rights of Shareholders - Dividends," herein.

        Subject to the preferential rights, if any, of the holders of outstanding senior securities, if State Bank were to liquidate, dissolve or wind up, the holders of State Bank common stock would be entitled to receive pro rata the net assets of State Bank remaining after the payment of all its creditors.

        Assessability of State Bank Common Stock

        Shares of State Bank common stock when issured will be non-assessable, except as provided in Section 662 of the California Financial Code. Whenever it appears that the contributed capital of a bank is impaired, Section 662 requires the Superintendent to order the bank to correct the impairment within sixty (60) days. The contributed capital of a bank (total shareholders' equity other than retained earnings) is considered impaired if the bank has deficit retained earnings in an amount exceeding 40% of contributed capital. Unless the impairment is corrected, the directors of the bank must levy and collect an assessment on the outstanding shares of stock of the bank. If the assessment is not paid, the shares may be sold or forfeited to satisfy the assessment. Shareholders have no other personal liability for the assessment.

        Comparison of Rights of Shareholders

        The rights of the shareholders of Bank are governed by the terms of the National Bank Act and regulations promulgated by the OCC. Shareholders of State Bank, which is a California corporation, will have the rights set forth in the Corporations Code and the California Financial Code. Accordingly, the rights of Bank shareholders who receive State Bank common stock in the Conversion will thereafter be governed by California law. Some of the significant differences in the laws governing California corporations and national banks are discussed below.

        The following also summarizes certain terms of the Articles of Association and Bylaws of Bank and the Articles of Incorporation and Bylaws of State Bank, and is in all respects qualified by the provisions thereof. Similarly, the discussions herein of the provisions of the National Bank Act and the Corporations Code are qualified in their entirety by the terms and provisions thereof and should be read in conjunction therewith.

           Indemnification

        The Bank's Articles of Association permit the Bank to indemnify and reimburse any person for reasonable expenses actually incurred in connection with any civil or criminal action, suit or proceeding to which he or she is made a party by reason of being or having been an officer, director or employee of the Bank. However, indemnification or reimbursement is not permitted with respect to any action, suit or proceeding as to which the officer, director or employee is ultimately found guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of duties to the Bank. In addition, court approval is required, or alternatively the affirmative vote of a majority of the shareholders or disinterested directors is required, for payments made in respect of a settlement of such an action or proceeding. The Bank's Articles of Association specifically provide that the right of indemnification or reimbursement provided for therein is not exclusive of any other rights which may be provided by law.

        State Bank's Articles of Incorporation include a provision under California law authorizing indemnification of its agents(2) in excess of the indemnification provided under California law generally. State Bank's Articles of Incorporation also limit the personal liability of directors for monetary damages to State Bank or its shareholders to the fullest extent permitted by law, including damages resulting from a breach of fiduciary duty, except in certain instances. These provisions generally provide a broad ability to indemnify persons acting on State Bank's behalf, as well as protection for directors' action taken in good faith.

        Under Section 317 of the Corporations Code, a California corporation may adopt a provision in its articles of incorporation eliminating the liability of a director to the corporation or its shareholders for monetary damages from breach of the directors' fiduciary duty of care. Such a provision may not, under California law, eliminate or limit the liability of directors stemming from acts of bad faith or an abdication of duty. Specifically, under California law, the articles cannot limit or eliminate the liability of a director resulting from the following:

        (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

       (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

      (iii) transactions from which a director derived an improper personal benefit;

       (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, or a risk of serious injury to the corporation or its shareholders;

        (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders;

        (vi) acts which violate the provisions of Corporations Code Section 310 governing transactions or contracts with or by the corporation in which a director has a material financial interest; or

- --------------------
2 "Agent" is defined is Section 317 of the California Corporations Code to include, among others, any person who is or was a director, officer, employee or other agent of the corporation.

        (vii)   acts which violate the provisions under Corporations Code
                Section 316 governing distributions to shareholders contrary to rules regulating such distributions and for the making of prohibited loans or guarantees.

        The elimination of a director's monetary liability applies only to claims against a director arising out of his or her role as a director and not, in the case of a director who also serves as an officer, to claims against the person in the capacity of an officer or in any other non-director capacity. Similarly, the limitations permitted by Section 317 apply only to derivative actions and not to third party claims. This means that actions brought by State Bank's customers, discharged employees or regulatory agencies, for example, are not affected by this provision of State Bank's Articles of Incorporation. Further, the Articles provision does not eliminate or limit a director's liability based on a breach of the director's duty of loyalty to State Bank or its shareholders (which generally concerns directors' self-interested dealings) or to liability arising under federal or state securities laws or federal or state laws regulating bank holding companies.

        Section 317 of the Corporations Code also permits indemnification of "agents" of a corporation. State Bank's Articles of Incorporation authorize State Bank, through bylaw provisions, agreements or otherwise, to indemnify its corporate agents to the maximum extent permitted under California law. State Bank has included a provision in its Bylaws providing for such indemnification. Pursuant to Section 317, State Bank's Articles of Incorporation also authorize broader indemnification of its agents than that which is expressly permitted by
Section 317 for a breach of duty by the agent to State Bank and its shareholders under certain circumstances and subject to certain limitations set forth in the Code. Because the indemnification provisions of Section 317 are nonexclusive, it is possible that certain claims beyond the specific scope of Section 317 may be indemnifiable.

        Under Section 317 of the Corporations Code and pursuant to State Bank's Bylaws, State Bank shall indemnify an agent who was or is threatened to be made a party in a third party action against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such action. With respect to derivative actions, State Bank shall indemnify an agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action against expenses actually and reasonably incurred in connection with the defense or settlement of such derivative action. However, any specific instance of indemnification must be approved either by a majority of the disinterested directors, upon receipt of a legal opinion if a quorum of directors is not available, a majority of the disinterested shares voting at a meeting or upon application to the court in which the action was pending.

        In order to qualify for indemnification, the agent must have acted in good faith and in a manner the agent believed (or reasonably believed in the case of third party actions) to be in the best interests of State Bank and its shareholders.

        Under the Corporations Code, State Bank may not provide indemnification for any liability arising out of acts, omissions or transactions set forth in the seven exceptions of director liability summarized in (i) to (vii) in the discussion above. In addition, State Bank cannot indemnify an agent in the following two sets of circumstances:

        (i) Indemnification of expenses is prohibited where the agent is found to be liable to the corporation, unless and only to the extent that such indemnification of expenses is expressly allowed by the court. If the action is settled without court approval, neither the settlement amount nor expenses incurred in defending the action can be recovered through indemnification; and

        (ii) Indemnification is prohibited (with certain exceptions) if such indemnification would be inconsistent with a provision of State Bank's Articles of Incorporation, Bylaws, shareholder resolutions or an agreement which prohibits or otherwise limits indemnification or would be inconsistent with any condition expressly imposed by a court in approving a settlement.

        Further, the Board of Directors of State Bank may authorize State Bank to enter into indemnification agreements with its agents. No such agreements presently exist.

        Finally, under the Corporations Code, the State Bank may advance funds to cover the expenses of defending an action or proceeding only upon receipt of an undertaking by or on behalf of the agent to repay the amount advanced if it is ultimately determined that the agent is not entitled to be indemnified as authorized by California law.

           Removal of Directors

        The National Bank Act contains no provision with respect to removal of Bank directors. Under California law, a director may be removed from office for cause if he or she has been declared of unsound mind by an order of court or has been convicted of a felony. A director of a California corporation may be removed without cause upon the affirmative vote of a majority of the outstanding shares of the corporation, except when the votes cast against removal or not consenting in writing to the removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast. In other words, the Corporations Code provides for certain protections against removal of directors who represent minority shareholders interests.

           Supermajority Approval Requirements

        The National Bank Act contains several provisions which require a two-thirds (2/3) vote of the outstanding shares in order to authorize a particular activity or event. For example, a national bank may only reduce or increase its capital upon the vote of two-thirds of the outstanding shares of the bank, assuming that regulatory approval is obtained. Similarly, a national bank may not merge with or into another financial institution without the approval of two-thirds of the outstanding shares of such national bank. A national bank may elect to go into voluntary liquidation and be closed only upon the vote of shareholders owning two-thirds of the outstanding shares of the bank.

        By contrast, the Corporations Code allows a corporation to increase its authorized capital stock upon the vote of a majority of the outstanding shares of the corporation. Similarly, a California corporation may elect to voluntarily wind up and dissolve upon the vote of a majority of outstanding shares of the corporation. Under California law, a California corporation may merge with another corporation upon the approval of a majority of the outstanding shares. In the instance where after consummation of the merger the shareholders of a California corporation would retain 5/6 of the voting power which such shareholders had prior to the merger, no shareholder approval is required.

           Stock Dividends and Stock Splits

        Under the National Bank Act, an increase in capital through the payment of a stock dividend requires the approval of two-thirds (2/3) of the outstanding shares, assuming that other requirements are met. A stock split requires the approval of a majority of the bank's shareholders because of the reduction in par value which is effected thereby. By contrast under the Corporations Code, a stock split may be approved by the California corporation's board of directors alone. Similarly, the distribution of a stock dividend under the Corporations Code does not required the approval of the shareholders.

                Dividends

        National banks are restricted from paying dividends until both a capital and earnings component are met. With respect to capital, no dividend may be paid if it results in a withdrawal of capital. In addition, a national bank may not pay a dividend if losses have been sustained which equal or exceed the bank's undivided profits then on hand. Similarly, cash dividends may not be paid in an amount greater than the net profits then on hand, after deducting from net profits the losses and bad debts of the bank. With respect to earnings requirements, no national bank may pay a quarterly or semi-annual cash dividend as an initial matter until its surplus account equals its common equity account, unless the bank carries to the surplus account an amount which is not less than one-tenth of its profits for the preceding half year. In the case of annual dividends, the bank may carry to surplus not less than one-tenth of its profits for the preceding year. OCC approval is required for cash dividends in an amount which exceeds the bank's net profits of the current year combined with its retained net profits for the preceding two years less any required transfers to surplus.

        A California chartered bank may not make a distribution to shareholders (which includes a payment of dividends but not stock dividends) which exceeds the lesser of (a) the retained earnings of the bank, or (b) the net income of the bank for its last three (3) fiscal years, less the amount of any previous distributions during such period. With the approval of the Superintendent, a California bank may make a distribution not exceeding its retained earnings, its net income for the past fiscal year or its net income for the current fiscal year.

                Approval by Written Consent of Shareholders

        The shareholders of a national bank are not permitted to consent in writing to actions which may otherwise be taken at a meeting of shareholders. Except with respect to the election of a director to a vacancy on the board of directors caused by the removal of a director, the Corporations Code generally permits shareholders to consent in writing to any action which may be taken at an annual or special meeting of shareholders, so long as the consent is signed by the holders of not less than the minimum number of shares that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and so long as a notice of the action so taken is given to any shareholders whose consents were not solicited or received.

                Dissenters' Rights

        Shareholders of a California chartered bank may be entitled to dissenters' rights of appraisal in the event that such bank is being sold to or merged with or into another bank or financial institution, so that such bank is the "disappearing" bank. In such a case, shareholders of the bank who do not vote in favor of a merger or other reorganization, either by voting against the merger or other reorganization or by abstaining from voting, are entitled to certain rights under Chapter 13 of the Corporations Code.

        If the transaction is consummated, those shareholders who elect to exercise their dissenters' rights and who properly and timely perfect such rights are entitled to receive the "fair market value" in cash of their shares in lieu of the amount of consideration which they would otherwise receive pursuant to the transaction. Unlike a national bank, where the value of dissenting shares is determined as of the date of shareholder approval, in the case of a California corporation, the value of the dissenting shares is deteriminted the day before the first announcement of the terms of the transaction, excluding any appreciation or depreciation caused as a consequence of the transaction.

        Under California law, the parties to the transaction determine the fair market value of shares of the respective corporation's common stock. However, the determination by the respective corporations of fair market value is not binding on their respective shareholders, and if a dissenting shareholder chooses not to accept that offer, he or she has the right during a period of six (6) months following the mailing of a Notice of Approval to commence a lawsuit to have the fair market value determined by a court.

        The Corporations Code also provides that no shareholder of a California corporation is entitled to dissenters' rights in certain transactions to which dissenters' rights would apply, if the corporation, or the shareholders of the corporation immediately before the transaction, shall own, immediately after the transaction, equity securities possessing more than five-sixths (5/6) of the voting power of the surviving or acquiring corporation.

        Moreover, with respect to a corporation, such as State Bank, whose stock will be listed on the NASDAQ National Market System, no dissenters' rights are applicable in any transaction unless demands for payment are filed with the corporation, not later than the date of the shareholders meeting, with respect to 5% or more of the outstanding shares, and such shares are voted against the transaction.

                Amendment of Articles

        Under the National Bank Act, the Articles of Association of a national bank may be amended by approval of shareholders owning a majority of the national bank's common stock. However, certain amendments, such as amendments increasing the national bank's authorized, but unissued common stock require the approval of shareholders owning two-thirds (2/3) of the outstanding shares.

        Under the Corporations Code, any amendment to the Articles of Incorporation of a California corporation may be made with the approval of a majority of the outstanding voting shares of the corporation, unless the Articles require a greater vote. The Articles of Incorporation of State Bank do not contain such a supermajority provision.

TAX CONSEQUENCES

        Exchange of Shares

        The Bank believes that the Conversion will constitute a tax-free reorganization for federal income tax purposes and that shareholders will recognize no gain or loss as a result thereof. The federal income tax consequences of the Conversion are complex, and shareholders are urged to consult their own tax advisors as to the precise federal, state, local or other tax consequences of the Conversion.

        Payments on Dissenters' Shares

        Where a shareholder of the Bank dissents to the Conversion and receives solely cash in exchange for his or her shares, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her shares subject to the provisions and limitations of Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, such distribution will be treated as payment in exchange for stock as provided in
Section 302(a) of the Code if (a) the redemption is not essentially equivalent to a dividend; (b) the distribution is substantially disproportionate to the shareholder; or (c) the redemption results in a complete termination of the shareholder's interest in the corporation. If the redemption is treated as an exchange under any of the foregoing tests, and if the shares are held as a capital asset at the effective time of the Conversion, such Bank shareholder will recognize capital gain or loss measured by the difference between the amount of cash received and his or her adjusted basis in the shares of Bank Common Stock surrendered. If, however, the distribution does not qualify as an exchange under Section 302 of the Code, a dissenting shareholder will be treated as having received a dividend to the extent of the lesser of the cash received or said shareholder's ratable share of the amount of the Bank's earnings and profits (both current and accumulated). Such a dividend will be treated as ordinary income.

        In determining whether the foregoing tests for exchange treatment are met, the constructive ownership rules of Section 318 of the Code apply. Generally, under Section 318 of the Code: (a) a dissenting shareholder may be considered to own stock that is owned by such shareholder's spouse, children, grandchildren and parents; (b) a shareholder will be treated as owning stock owned, directly or indirectly, by or for a trust of which such shareholder is a beneficiary in proportion to the actuarial interest of such shareholder in such trust; (c) a shareholder is considered as owning stock owned, directly or indirectly, by a partnership in which the shareholder is a partner; (d) a shareholder which owns 50% or more of a corporation is treated as owning a proportionate amount of any stock held by the corporation; and (e) a shareholder is considered to own shares underlying any option to purchase stock. In some cases, stock constructively owned by a shareholder under the foregoing rules is considered as actually owned by the shareholder for purposes of again applying the constructive ownership rules.

        Under current law, as amended by the Revenue Reconciliation Act of 1993, individuals are subject to a maximum federal income tax rate on long-term capital gains of 28% and ordinary income is taxed at a maximum rate of 39.6%. Generally, corporations are subject to a maximum 35% rate on all income (whether ordinary income or capital gain.)

        The Board of Directors recommends a vote FOR the Conversion. THE CONVERSION MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF THE BANK'S COMMON STOCK.

                            FINANCIAL INFORMATION


        The following documents are incorporated herein by reference and copies of which are being provided to shareholders together with the Proxy Statement:

                              PLAN OF CONVERSION


        1. University National Bank & Trust Company (the "Bank") shall convert into a California state commercial bank with a trust department (the "State Bank"). This conversion of the Bank into a State Bank is subject to the approval of the shareholders of the Bank, the California Superintendent of Banks (the "Superintendent") and the Board of Governors of the Federal Reserve System. Upon conversion, the State Bank will be the legal successor of the Bank for purposes of creditor obligations.

        2. Following conversion, the State Bank will be known as University Bank & Trust Company.

        3. Upon conversion, the State Bank will be governed by new Articles of Incorporation, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

        4. At the time the conversion of the Bank into the State Bank becomes effective, the issued and outstanding shares of the Bank's common stock shall be converted on a one-to-one basis for shares of State Bank common stock. Upon this exchange, the existing shareholders of the Bank's common stock will become shareholders of the State Bank's common stock.

        5. The conversion of the Bank to a state-licensed bank known as University Bank & Trust Company, shall become effective when the Superintendent issues to the State Bank a certificate of authority authorizing it to engage in commercial banking and trust business.

        6. Any shares not taken by dissenting shareholders of the Bank shall be deemed to be securities of the State Bank, and no new certificates shall be issued.






                                  EXHIBIT 2